Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-8 and in the Registration Statement on Form S-8 (No. 333-126574) of Medical Properties Trust, Inc. of our report dated March 13, 2009, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Medical Properties Trust, Inc., which appears in the December 31, 2008 Annual Report on Form 10-K of Medical Properties Trust, Inc. and is incorporated by reference in such Registration Statements.
/s/ PRICEWATERHOUSECOOPERS LLP
Birmingham, Alabama
August 17, 2009